Schedule I

Separate Portfolios

CUSTODIAN AGREEMENT

(FOREIGN AND DOMESTIC SECURITIES)

Forum Funds II

and

MUFG Union Bank, N.A.

Effective Date: January 31, 2020

Names of Funds:

ABR Dynamic Blend Equity & Volatility Fund
ABR Dynamic Short Volatility Fund
Acuitas International Small Cap Fund
Acuitas US Microcap Fund
Baywood SociallyResponsible Fund
Baywood ValuePlus Fund
Dundas International Equity Growth Fund
Jaguar Global Property Fund

By: Forum Funds II	By: MUFG Union Bank, N.A.
“Principal”	“Custodian”

/s/ Jessica Chase	/s/ Brian Davies
Authorized Signature	Authorized Signature

Jessica Chase, President	Brian Davies

December 27, 2019	December 19, 2019
Date	Date